Exhibit 99.1

Innotrac Announces Appointment of Jim Childs as a Director of the Company

ATLANTA, GA (August 15, 2011) – Innotrac Corporation (NASDAQ-GM: INOC) announced the appointment of James (Jim) W. Childs as a member of the Board of Directors of the Company, effective August 11, 2011.

Mr. Childs is an independent Director under the requirements for independent directors defined by the Securities and Exchange Commission and Nasdaq.  Additionally he will serve as Chairman of the Nominating Committee and a member of the Audit Committees of the Board.

Mr. Childs earned an MBA in 1995 from Harvard University and a BBS in Accounting from the University of Georgia in 1990.  He is the founder and current Managing Partner of Childs Advisory Partners, LLC, an investment banking firm focused on high performance business services companies, as well as a Board Member of Marist School and a previous Board Member of ITAA, a leading trade association for IT services.

Prior to founding Childs Advisory Partners, he was the Chief Executive Officer of AirServ, a diversified service provider to the aviation industry.  From 1998 to 2004 he co-founded and acted as Chief Executive Officer of Impact Innovations Group, an IT staffing / services firm with $100 million in annual revenue, and from 1995 to 1998 he was a Vice President of Investment Banking for Robinson-Humphrey/Solomon Smith Barney.

“We are extremely excited to have Jim join our board.  Jim has experience from founding two successful service businesses and he has consulted with many middle market companies on their strategic business plans.  We look forward to benefitting from his experience and expertise as he contributes to our future success,” said Scott Dorfman.

Jim will replace Mr. Martin Blank, who served as a Director since 1997 and who, having decided to retire, tendered his resignation from the Board on August 11, 2011.

Innotrac
Innotrac Corporation, founded in 1984 and based near Atlanta, Georgia, is a full-service fulfillment and logistics provider serving enterprise clients and world-class brands.  The Company employs sophisticated order processing and warehouse management technology and operates seven fulfillment centers and one call center spanning all time zones across the continental United States.  Innotrac Europe GmbH has a network of fulfillment centers, call centers, and returns processing facilities with operations in the UK, Germany, France, Denmark, Sweden, Poland, Austria, Italy, Switzerland and the Netherlands.  For more information about Innotrac, visit the Innotrac Website, www.innotrac.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac’s operating results, performance or financial condition are competition, the demand for Innotrac’s services, Innotrac’s ability to retain its current clients, Innotrac’s success in growing its existing client base, developing new business, Innotrac’s ability to maintain or improve gross margins in the face of increasing revenues, reducing operating costs in response to reduced service revenues, realization of expected revenues from new clients, the general state of the  industries that the Company serves, changing technologies, Innotrac’s ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac’s 2010 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

George Hare
Chief Financial Officer
678-584-4020
ghare@innotrac.com
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